
Granite Falls Energy LLC
Producing Renewable Energy for a Cleaner Environment!



From the desk of Steve Christensen

Chief Executive Officer/General Manager

December 2012

I would encourage you to take a look at both these websites to see what these organizations are doing for our industry:

Minnesota Biofuels Association
www.mnbiofuels.org
Renewable Fuels Association
www.ethanolrfa.org

The Minnesota Biofuels Association is working hard at the State level to promote the Renewable Fuels Standard (RFS), get support from the Governor's office, look at tax issues on equipment, promote E-15 and remove obstacles for its implementation, and educate Minnesotans on the benefits of ethanol. The Renewable Fuels Association is the Washington-based group which works at the Federal level to promote RFS and works with government organizations on standards and promoting E-15. We are currently members of and take an active role in both organizations.

As we look forward into the next fiscal year, we expect another challenging year. Until we see next year's harvest, we will likely experience continued volatility and will face several unknowns. At the plant level we have looked at what we need to do, or can do, to hold the line on expenses and concentrate on productivity gains utilizing the improvements that the company has made over the last couple of years. We have not replaced 3 positions and spread that workload out among existing employees and have reduced outside consulting expenses now that the rail loop is finished and the dam project is underway. We have reduced the capital expenditure budget and will concentrate on fine tuning all the projects that have been done over the past 2 years and evaluate their performance before moving forward with any other changes. And as always, we will continue to watch expenses and look for other areas to decrease our production expenses.

The ethanol industry weathered a difficult year in 2012. Many factors combined to create a tough margin environment including large ethanol beginning stocks resulting from increased production at the end of 2011 and lower demand from reduced driving and a poor economy. Added to what was a tough supply and demand situation for ethanol was an equally difficult supply and demand situation on our feedstock as a historic drought gripped the Midwest, reducing corn supply and elevating corn prices.

It took longer than it probably should have, but the ethanol market has responded by reducing production. Ethanol stocks have been declining since March and have finally been reduced to a more normal stocks level. That does not mean that happy times are here again necessarily, but the glut of ethanol stocks has been reduced to a manageable level, reducing one of the structural issues with the supply and demand picture going forward.

Looking ahead to 2013, ethanol production has remained near a 12.5 billion gallon/ year rate since the beginning of July, which is lower than the expected gas demand so the ethanol supply and demand picture looks to be in balance once again. On the feedstock side, needless to say, a normal to big corn crop next year would ease a lot of pain for all corn users.



Eric Baukol
Risk Manager

Check us out on the web at www.granitefallsenergy.com

Phone 320-564-3100



Paul Enstad
Chairman of the
Board of Governors

Greetings from Granite Falls Energy, LLC

This summer and fall has been good for Granite Falls Energy from a production and efficiency standpoint. The Plant is running very well and we are setting production records. The expenditures made the last few years and recently to upgrade and increase production have proved to be successful and the plant personnel continue to use these upgrades to maximize our yields and production.

From a margin standpoint, the industry continues to be mired with an oversupply of ethanol nationwide and feedstock (corn) costs remain high. The blenders continue to blend the maximum amount allowed into the fuel that we burn in our vehicles. The corn oil and DDGS markets remain strong.

Good cash management and minimizing our costs are key items for the Board, management and staff to focus on. The negative cycle that we are currently experiencing continues and the projections near term do not look as profitable as they have in the past. Fortunately, Granite Falls Energy has been through these up and down cycles in previous years so we are not overreacting to anything. Some plants where corn is not readily available have cut back production and some have shut down until market conditions improve. Other factors such as debt load or higher costs may contribute to these decisions. At this time Granite Falls Energy does not plan to cut back or shut down. Your Board has had those discussions and we monitor our situation very closely. As we have talked about in the past, Granite Falls Energy may have an edge with our ability to withstand negative margins for a time. Some good decisions were perhaps made early on to become debt free and perhaps not to expand or grow too fast.

We remain optimistic on a long term basis. Granite Falls Energy has a good financial background with adequate working capital. This country has made some good decisions in the past when it was decided to build the ethanol industry to where it is today. Granite Falls Energy has made good decisions too and we will execute our business plan with modifications as we move forward. Strategic planning is as important as always.

We are excited to have our railroad loop track completed. We now have the opportunity to load unit trains on site. This should provide us with the chance to gain extra revenue from a freight standpoint and it gives us different options for the shipment of our products. We plan to finance this addition with term debt. For a time it looked like we were building a race track instead. It was something to think about because we certainly would have plenty of good quality fuel to power the race cars. A little humor is always a good thing but we decided to stick with the plan and install the ties and rail. The track was certified last week. Many thanks go out to all of the people who worked on this project.

All of you should have received a letter concerning our plan to deregister our membership units with the SEC. This is something that we have spent much time and thought on. We are getting closer to this goal and we expect to hold an informational meeting with all of the unit holders soon to explain the process and answer questions. At some point all of you will have a chance to vote on this as it concerns all of the owners of Granite Falls Energy. We are all about reducing costs and this will help to further reduce our expenditures. We will explain more in the future, but reducing costs is not the only factor involved in your Board's decision to pursue this plan.

I hope this newsletter will be informative for you. Right now there are some opponents of ethanol and lots of negativity and uncertainty. I believe that the industry has matured enough now so that we can withstand these attacks and move forward in good faith to build and grow even more to help with our original focus: our nation needs this industry to help reduce our dependence on foreign oil and to help reduce the price paid at the pump. As we hear about unemployment numbers being high, we can be proud of the thousands of jobs that the industry has provided. The environment is better too as an added bonus but an important one for the future.

Paul Enstad, Chairman, Granite Falls Energy, LLC

**Producing Renewable Energy
for a
Cleaner Environment!**

Hello once again. As we wrap up another fiscal year we have completed several major projects with a couple more currently in process.



Robin Spaude
Plant Manager

Major Projects Completed:

-Alfa Laval completed the overhaul of our 5th and final centrifuge rotating bowl assembly, a project spread out over 11 months. All machines have been running flawlessly, especially at our much higher production rates.

-We also performed a major overhaul of our oil separator main drive system during our October shutdown. We need to do this every 12,000 hours or approximately every 16 months of running time.

-Completed our rail loop project in Mid-October. Though we had delays with heavy rains in the spring and early summer (we lost 15 construction days due to wet weather), our real delays hit us in late July and August caused by the need to rebury the petroleum pipeline under two portions of the loop track by the utility owning the pipeline. Though this delayed us 1 ½ months, the results of this work will lead to no further interference issues with that pipeline across our entire stretch property in the future.

-Completed our new maintenance shop construction. We moved into the shop in late February but finished the entire project late this summer.

-Replaced our payloader with a new, fuel efficient Caterpillar. We are experiencing 30% less fuel consumption than with the previous machine.

-Installed a DDG slinger for rail loadout of DDGS, which has greatly improved handling efficiency of our rail cars, reduced our manual labor during loading and has increased the tonnage loaded per car during first fill. We are currently seeing 103-104 tons per car on first fill versus getting 95-96 tons on first fill and then re-handling the car the following day, after settling, to pack in another 3 tons and some manual scooping to get to the desired tonnage.

-Replaced the packing in our CO2 scrubber to a newer, higher performance structured packing material which immediately reduced CO2 backpressure in the scrubber and fermenters.

Major Projects in Process:

-We decided to forgo taking over the Minnesota Falls dam downstream of our intake structure due to potential issues associated with the ownership, maintenance, and regulation of the dam. Instead, we have redirected our attention to modification of our intake by adding an auxiliary lift well and lowering the intake. We have engaged Bolten-Menk and Rice Lake Construction to perform the modification, which we expect will take 6-8 weeks to complete and which we project will result in a cost savings compared to ownership and maintenance of the dam. The Army Corps of Engineers has approved our intake modification proposal; however, we are waiting on the Army Corps of Engineers to approve the demolition of the dam by its owner before proceeding with the modification.

-Conducted another scheduled outage in early October. During this outage we put in new, high tech gas valves and upgraded programming for the thermal oxidizer and dryer combustion chambers, an efficiency and safety upgrade offered by ICM.

-We needed to repair more refractory sections in our dryer combustion chambers.

-Disassembled/inspected four large plate and frame heat exchangers for our fermenters. We have some wear on the mash side of the plates but by moving the worn plates elsewhere in the pack we can attain an additional 2 years of life cycle before having to change a complete plate and gasket pack (187 plates & gaskets per heat exchanger).

-Repaired/replaced the wear liners in our corn transition legs and replaced all of the flour buckets in our flour leg for the second time in seven years.

-We will need to do some repairs on our boiler economizer package coil packs and have been working on a plan to do so during our April 2013 outage. The logistics and lead times to do so are currently being worked on.

After nearly seven years of production we have now opened practically every piece of machinery or piping for inspection and/or replacement of worn parts. We took extra care in reviewing vessels and equipment that are cooled with water, looking for any undesirable signs of scaling or fouling that would impair efficient heat transfer. No scaling or fouling was found in heat exchangers, 190 condenser, boiler tubes or related equipment. Our water chemistry control by our operators, boiler operators and lab personnel has been consistent and above average in this industry. We also continue to look for ways to repair, hydro clean or cryogenically clean equipment on the run rather than shut down and it seems to be working well for us.

Your plant continues to run very well. Many of the upgrades and the debottlenecking done thus far are really starting to show. Operations and maintenance crews have also done a great job of staying on top of daily issues and/or planning the appropriate time to stop and fix. This plant continues to run with over 100% uptime versus plan. This 40MGY ICM-designed plant is now running at a denatured ethanol production rate of approximately 63.8MGY based on a 357-day year.

Since spring 2012 the performance of this plant has been:

-Beer feed to distillation: now 765 gallons per minute (gpm) consistently, versus 710 gpm average at beginning of fiscal year 2012, 730 gpm by midyear, and 595 gpm at plant startup in 2005.

-Ethanol yield: now 2.91 gallons undenatured ethanol per bushel of corn versus 2.89 at the beginning of fiscal year 2012

-Natural gas consumption: now 24,000 btu per gallon of undenatured ethanol versus 26,000 btu per gallon at the beginning of fiscal year 2012 (and we dry 99% of our DDG), 31,000 btu per gallon after our first year of operation, and compared against our 34,000 btu per gallon maximum design guarantee.

-Electricity consumption: 0.58 kwh per gallon of undenatured ethanol versus 0.6 at the beginning of fiscal year 2012 (with chiller and supplemental cooling tower), compared against our 0.75 kwh per gallon maximum design guarantee. We have added 2000 hp more electric load to the plant since start up.

-Corn oil extraction: Currently yielding 0.70 lbs per bushel of corn and increasing as we learn new ways to squeeze more oil out of the syrup. Initially we were seeing 0.45 lbs per bushel in 2008 after machine installation.

-Raw water consumption: 2.1 to 1 ratio rolling sum average of water consumed to undenatured ethanol produced despite switching from river intake to wells and vice versa late this summer. This ratio includes storm pond water. Our ratio was 4.0 to 1 during our first year of operation. We now have a cold lime softening system and zero discharge from the cooling tower.

We've been busy these past few months but the rewards of production/plant performance have made it all worth our while.

Happy Holiday Season from the Admin Staff at GFE!



Stacie Schuler
Chief Financial Officer/Controller

October 31, 2012 marked the end of our fiscal year. We will be working with the auditors to complete our year-end financial audit, and begin work on our annual 10K filing with the SEC. This annual report will be filed with the SEC by January 29, 2013. All current investors will receive a copy of this, along with the 2013 Proxy Statement in late February 2013.

Our tax year follows the calendar year. We will be mailing out the "Tax Estimate" letter for 2012 during the week of December 17th; we will also post this letter on our website. The K-1/KPI tax forms will be mailed out in early February 2013. We do appreciate you letting us know of any address change or corrections as soon as possible. This is especially important as we begin the tax preparation process.

We are continuing our work regarding the previously announced reclassification of our membership units and deregistration with the SEC. Thank you to all of those who completed the "accredited investor" questionnaire. Your responses helped us greatly, and based on those responses, we anticipate proposing to reclassify our membership units into two different classes rather than three classes. We currently expect to hold an informational meeting in January 2013 regarding the reclassification and deregistration and expect to hold a members' meeting to vote on the reclassification and deregistration in February 2013. However, please note that this timing is subject to change if necessary.

SPECIAL NOTE TO NON-MINNESOTA RESIDENTS:
AWC forms have been mailed to our non-Minnesota resident investors. We ask that you have these returned to us as soon as possible, but no later than December 28th. For those of you that do not send back your signed AWC forms, we will be filing our return and paying to the State of Minnesota on your behalf at the maximum state tax rate. Please give us a call if you have any questions regarding the AWC forms.

Please travel safely this holiday and winter season!

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our extended future operations and actions. These forward-looking statements are only our predictions based on current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter. We qualify all of our forward-looking statements by these cautionary statements.

Granite Falls Energy, LLC
15045 Hwy. 23 SE
Granite Falls, MN 56241
Change Service Requested

PRSRT STD
US POSTAGE
PAID
GRANITE FALLS, MN
Permit No. 58